EXHIBIT (e)(1)(b)

Amended Exhibit A to NextShares Distribution Agreement

Eaton Vance NextShares Trust

1.

Eaton Vance Balanced NextShares

2.

Eaton Vance Global Income Builder NextShares

3.

Eaton Vance Growth NextShares

4.

Eaton Vance Large-Cap Value NextShares

5.

Eaton Vance Richard Bernstein All Asset Strategy NextShares

6.

Eaton Vance Richard Bernstein Equity Strategy NextShares

7.

Eaton Vance Small-Cap NextShares

8.

Eaton Vance Stock NextShares

9.

Parametric Emerging Markets NextShares

10.

Parametric International Equity NextShares

Eaton Vance NextShares Trust II

11.

Eaton Vance Bond NextShares

12.

Eaton Vance Floating-Rate NextShares

13.

Eaton Vance Global Macro Absolute Return NextShares

14.

Eaton Vance Government Obligations NextShares

15.

Eaton Vance High Income Opportunities NextShares

16.

Eaton Vance High Yield Municipal Income NextShares

17.

Eaton Vance National Municipal Income NextShares

18.

Eaton Vance TABS 5-to-15 Year Laddered Municipal Bond NextShares